UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

GREEN BRICK PARTNERS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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2805 Dallas Parkway, Suite 400
Plano, TX 75093

April 26, 2018

Dear Green Brick Partners, Inc. Stockholder:

You are invited to attend our 2018 Annual Meeting of Stockholders, which will be held at 10:00 a.m., Central Time, on May 23, 2018 at our executive offices located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093.

Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important and we encourage you to vote whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.

Also enclosed is a copy of our Annual Report on Form 10-K for the year ended December 31, 2017. I encourage you to read the Annual Report on Form 10-K for information about the Company’s performance in 2017.

We look forward to seeing you at the meeting.

Sincerely,

James R. Brickman
Chief Executive Officer and Director

2805 Dallas Parkway, Suite 400
Plano, TX 75093

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 26, 2018

The 2018 Annual Meeting of Stockholders of Green Brick Partners, Inc. (the “Annual Meeting”) will be held at 10:00 a.m., Central Time, on May 23, 2018 at our executive offices located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093 for the following purposes:

1.	To elect seven directors to serve until the Company’s 2019 Annual Meeting of Stockholders;

2.	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2018; and

3.	To act upon any other matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

Only stockholders of record of common stock at the close of business on April 11, 2018 (the “Record Date”) are entitled to receive this notice and to vote at the meeting.

To assure your representation at the meeting, please vote by telephone, on the Internet using the instructions on the proxy card, or by signing, dating and returning the proxy card in the postage-prepaid envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2018. This proxy statement and the Company’s 2017 Annual Report on Form 10-K are available at www.proxyvote.com.

By Order of the Board of Directors,

Richard A. Costello
Chief Financial Officer, Treasurer and Secretary

i

GREEN BRICK PARTNERS, INC. PROXY STATEMENT

PART ONE

VOTING INFORMATION

A proxy is solicited on behalf of the Board of Directors (the “Board”) of Green Brick Partners, Inc. (“Green Brick,” the “Company,” “we,” “us” or “our”) for use at the Annual Meeting to be held on May 23, 2018, beginning at 10:00 a.m., Central Time, at our executive offices located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093, and at any adjournment(s) or postponement(s) thereof. We are first mailing the proxy statement and proxy card to holders of our common stock on or about April 26, 2018.

Who May Vote/Voting Rights

Stockholders of record of Green Brick’s common stock, par value $0.01 per share (“Common Stock”), at the close of business on April 11, 2018 (the “Record Date”) are entitled to receive the Notice of Annual Meeting and vote their shares at the meeting. On the Record Date, 50,685,699 shares of Common Stock were outstanding. A holder of Common Stock is entitled to one vote for each share of Common Stock held on the Record Date for each of the proposals set forth herein. There is no cumulative voting.

How You May Vote

You are entitled to vote at the meeting if you are a stockholder of record of Common Stock on the Record Date. You may vote in person at the meeting, by automated telephone voting, on the Internet or by proxy.

To ensure that your shares are represented and voted at the Annual Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Annual Meeting in person, using one of the following three methods:

•
Submit a Proxy via the Internet. Go to the web address www.proxyvote.com and follow the instructions for submitting a proxy via the Internet shown on the proxy card sent to you. You should be aware that there may be incidental costs associated with electronic access, such as your usage charges from your Internet access providers and telephone companies, for which you will be responsible.

•	Submit a Proxy by Telephone. Dial 1-800-690-6903 and follow the instructions for submitting a proxy by telephone shown on the proxy card sent to you.

•
Submit a Proxy by Mail. If you do not wish to submit your proxy by the Internet or by telephone, please complete, sign, date and mail the enclosed proxy card in the envelope provided. If you submit a proxy via the Internet or by telephone, please do not mail your proxy card.

The Internet and telephone proxy submission procedures are designed to authenticate your identity and to allow you to submit a proxy for your shares for the matters before our stockholders as described in this proxy statement and confirm that your voting instructions have been properly recorded.

Proxies submitted by telephone or via the Internet for the matters before our stockholders as described in this proxy statement must be received by 11:59 p.m., Eastern Time, on May 22, 2018, or such later time as may be established by the Board.

How You May Revoke or Change Your Vote

Proxies may be revoked or changed if you:

•	deliver a signed, written revocation letter, dated later than the proxy, to Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093, Attention: Secretary;

•	deliver a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

•	vote again by telephone or on the Internet prior to the meeting; or

•
attend the meeting and give notice to the inspector of election that you intend to vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such organization and follow its procedures to revoke your proxy.

Attending the Annual Meeting and Voting in Person

If you plan to attend the Annual Meeting and vote in person, you will be given a ballot at the Annual Meeting. Please note that admission to the Annual Meeting is limited to the Company’s stockholders as of the Record Date.

For stockholders of record, upon your arrival at the meeting location, you will need to present identification to be admitted to the Annual Meeting. If you are a stockholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our Record Date stockholder list.

For stockholders holding shares in “street name,” in addition to providing identification as outlined for record holders above, you will need a valid proxy from your broker, bank or other nominee or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the Record Date. Otherwise, you will not be permitted to attend the Annual Meeting. If your shares are held in the name of a broker, bank or other nominee you must obtain and bring to the Annual Meeting a proxy card issued in your name from the broker, bank or other nominee to be able to vote at the Annual Meeting.

Costs of Solicitation

The cost of solicitation, if any, will be borne by Green Brick. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. Green Brick will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Difference between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name

If your shares are registered in your name with Green Brick’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are the “stockholder of record” of those shares. In such case, the Notice of Annual Meeting and proxy statement and any accompanying documents have been provided directly to you by Green Brick.

If your shares are not registered in your own name and, instead, your broker, bank, trust or other nominee holds your shares, you are a “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. The Notice of Annual Meeting and proxy statement and any accompanying documents have been forwarded to you by your broker, bank, trust or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Votes Required/Voting Procedures

The presence at the Annual Meeting of stockholders, in person or by proxy, representing a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of Common Stock either represented in person at the meeting or by a properly signed and returned proxy card, or properly voted by telephone or on the Internet, will be counted as present and entitled to vote at the meeting for purposes of determining the existence of a quorum. Proxies received but marked as abstentions (or “withhold authority” with respect to one or more directors) and broker non-votes will be included in the voting power considered to be present at the meeting for purposes of determining a quorum. Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.

Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted (i) “FOR” each of the Board’s director nominees and (ii) “FOR” the ratification of RSM US LLP as our independent registered public accounting firm for 2018. The proxy holders will use their best judgment with respect to any other matters properly brought before the meeting. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the Annual Meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted.

Election of Directors (Proposal 1). The election of the seven director nominees to hold office until the 2019 Annual Meeting of Stockholders and the due election and qualification of their respective successors, or such director nominee’s death, removal or resignation, will be determined by a plurality vote of the shares present at the Annual Meeting, meaning the director nominee with the most affirmative votes for a particular slot is elected for that slot. Our certificate of incorporation does not permit stockholders to cumulate their votes. If you submit a properly executed proxy to the Company and the proxy indicates that you “WITHHELD” your vote for one or more of the director nominees, the shares subject to the proxy will not be voted for that director nominee or those director nominees and will be voted “FOR” the remaining director nominee(s), if any. Shares not represented at the meeting have no effect on the election of directors.

Ratification of Appointment of Independent Registered Public Accounting Firm for 2018 (Proposal 2). The affirmative vote of holders of at least a majority of the shares of Common Stock issued, present and voting at the Annual Meeting with respect to this proposal is required for the approval of this proposal. You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on Proposal 2. Shares not represented at the meeting and proxies marked “ABSTAIN” with regard to this proposal have no effect on this proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, the shares may be counted as present at the meeting for the purpose of determining a quorum and may be voted on Proposal 2 at the discretion of your broker. Such shares will not be voted at the discretion of your broker on Proposal 1 and will have no effect on the outcome of such proposal.

Reducing Duplicate Mailings

Because stockholders may hold shares of our Common Stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

•
Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of proxy materials, you may contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

•
Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other Green Brick stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

•
Right to Request Separate Copies. If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify Broadridge Householding Department or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Explanatory Note

We are a diversified homebuilding and land development company. We acquire and develop land, provide land and construction financing to our controlled builders and participate in the profits of our controlled builders. Our core markets are in the high growth U.S. metropolitan areas of Dallas, Texas and Atlanta, Georgia. We also own a noncontrolling interest in Challenger Homes in Colorado Springs, Colorado. We are engaged in all aspects of the homebuilding process, including land acquisition and the development, entitlements, design, construction, marketing and sales and the creation of brand images at our residential neighborhoods and master planned communities. We believe we offer higher quality homes with more distinctive designs and floor plans than those built by our competitors at comparable prices. Our communities are located in premium locations in our core markets and we seek to enhance homebuyer satisfaction by utilizing high-quality materials, offering a broad range of customization options and building well-crafted energy-efficient homes. We seek to maximize value over the long term and operate our business to mitigate risks in the event of a downturn by controlling costs and quickly reacting to regional and local market trends.

Green Brick Partners, Inc. (formerly named BioFuel Energy Corp.) was incorporated as a Delaware corporation on April 11, 2006, to invest solely in BioFuel Energy, LLC, a limited liability company organized on January 25, 2006, to build and operate ethanol production facilities in the Midwestern United States. On November 22, 2013, the Company disposed of its ethanol plants and all related assets. Following the disposition of these production facilities, we were a public shell company with no substantial operations.

On June 10, 2014, the Company entered into a definitive transaction agreement with the owners of JBGL (as defined below) to acquire JBGL Builder Finance LLC and its consolidated subsidiaries and affiliated companies (collectively “Builder Finance”), and JBGL Capital Companies (“Capital”), a combined group of commonly managed limited liability companies and partnerships (collectively with Builder Finance, “JBGL”) for $275.0 million, payable in cash and shares of our Common Stock (the “Transaction”). JBGL is a real estate operator involved in the purchase and development of land for residential use, construction lending and homebuilding operations. The Transaction was completed on October 27, 2014. Pursuant to the terms of the Transaction, we paid the $275.0 million purchase price with approximately $191.8 million in cash and the remainder in 11,108,500 shares of our Common Stock valued at approximately $7.49 per share.

The cash portion of the purchase price was primarily funded from the proceeds of a $70.0 million rights offering conducted by the Company (the $70.0 million includes proceeds from purchases of shares of common stock by certain funds and accounts managed by Greenlight Capital, Inc. and its affiliates (“Greenlight”) and Third Point LLC and its affiliates (“Third Point”)) and $150.0 million of debt financing provided by Greenlight pursuant to a loan agreement, with the lenders from time to time party thereto, which provided for a five year term loan facility (the “Term Loan Facility”). In 2015, the Term Loan Facility was repaid in full.

As described above, at the time the Transaction was completed, BioFuel Energy Corp. was a non-operating public shell corporation with nominal assets and as a result of the Transaction the owners and management of JBGL gained effective operating control of the combined company.

As a result of the Transaction, Green Brick changed its business direction and is now a diversified homebuilding and land development company.

PART TWO

BOARD OF DIRECTORS AND GOVERNANCE

Board Structure and Composition

The Company’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that the number of directors will be fixed in the manner provided in the Amended and Restated Bylaws of the Company, dated as of March 20, 2009 (the “Bylaws”). The Bylaws provide that the number of directors will be fixed from time to time pursuant to a resolution adopted by the Board. The Board currently has seven members. Directors are elected by plurality vote of the shares present at the Annual Meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. If a vacancy occurs, including as a result of an increase in the authorized number of directors, the vacant directorship may be filled by the affirmative vote of a majority of the remaining directors. Each director holds office until the due election and qualification of his or her successor, or until such director’s death, removal or resignation.

The Board of Directors is currently comprised of seven members, including: four independent directors, James R. Brickman, Chief Executive Officer (“CEO”) of the Company, David Einhorn, President of Greenlight Capital, Inc., and Harry Brandler, Chief Financial Officer of Greenlight Capital, Inc. Elizabeth K. Blake, John R. Farris, Kathleen Olsen and Richard S. Press currently serve as independent directors on the Board. An “independent director” means a director or director nominee who satisfies all standards for independence under the rules and regulations of the Securities and Exchange Commission (“SEC”), and the NASDAQ Stock Market (“NASDAQ”) listing rules. David Einhorn serves as our Chairman of the Board. Each of the Company’s current directors is seeking re-election at the Annual Meeting. Information about the nominees is set forth in “Part Three — Proposals to be Voted on at the Annual Meeting —Proposal 1: Election of Directors” in this proxy statement.

Director Independence

Under the NASDAQ listing standards, independent directors are required to constitute a majority of the Board. Our Board makes a formal determination each year as to which of our directors and director nominees are independent. The Board has determined that the following directors or director nominees are independent within the meaning of the NASDAQ listing standards and the applicable SEC rules and regulations: Elizabeth K. Blake, John R. Farris, Kathleen Olsen and Richard S. Press.

In making its determination regarding the independence of Ms. Olsen and Mr. Press, the Board considered that each of these individuals has invested in limited partnership interests in funds managed by Greenlight Capital, Inc. or its affiliates. We refer to these funds as the “Greenlight Funds”. However, because none of these directors has received any compensation from the Greenlight Funds, the Board has determined that such interests would not interfere with the exercise of independent judgment in carrying out the responsibilities of such directors.

Board Meetings

The Board held five (5) meetings in fiscal year 2017. Each director attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the committees on which the director served.

Attendance at Annual Meetings of Stockholders

Under our Corporate Governance Guidelines, directors are expected to attend Board meetings and meetings of committees on which they serve. Director attendance is not required at Annual Meetings of Stockholders. Three (3) members of the Board attended the 2017 Annual Meeting of Stockholders.

Board Leadership Structure

The positions of Chairman and CEO are held by two different individuals. David Einhorn serves as the Company’s Chairman and James R. Brickman serves as the Company’s CEO. Separating these positions allows our CEO to focus on our day-to-day business and operations, while allowing our Chairman to lead the Board in its fundamental role of providing advice to and oversight of management. The Chairman provides leadership to our Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Chairman sets the board agendas, in consultation with our CEO and the other officers and directors, facilitates communications among and information flow to directors, has the power to call special meetings of our Board and stockholders and presides at meetings of our Board and stockholders. The Chairman also advises and counsels our CEO and other officers. Pursuant to our Corporate Governance Guidelines, the non-employee directors and independent directors meet in executive session, without management present, at each of the regularly scheduled meetings of the Board, and at such other times as may be determined by a majority of the independent directors. In addition, at least once a year, only independent, non-employee directors shall meet in executive session. The Company does not currently have a lead independent director.

Board’s Role in Risk Oversight

The Governance and Nominating Committee is responsible for assisting the Board and its other committees that oversee specific risk-related issues and serves as a resource to management by overseeing the Company’s enterprise risk management function, including those related to information technology security.

The Governance and Nominating Committee meets periodically with key members of management to review the Company’s business and agree upon its strategy and the risks involved with such strategy. Management and the Governance and Nominating Committee discuss the amount of risk the Company is willing to accept related to implementing our strategy. On a periodic basis management meets directly with the Governance and Nominating Committee to provide an update on key risks and their processes and systems to manage the risks. The Governance and Nominating Committee reviews and approves management’s enterprise risk policies, procedures and practices and periodically reviews and reports to the Board (a) the magnitude of all material business risks, (b) the enterprise risk policies, procedures and practices in place to manage material risks and (c) the overall effectiveness of the risk management process.

The Board approves actions surrounding our capital structure, debt agreements, and legal settlements to the extent applicable, and approves the annual budget. Key finance and accounting management meet directly with the Board to provide an update on our financial results. The Board regularly assesses management’s response to critical risks and recommends changes to management, including changes in leadership, where appropriate.

The Board delegates responsibility for overseeing certain financial risks to the Audit Committee. The Audit Committee monitors the quality and integrity of our financial statements and our compliance with legal and regulatory requirements. The Audit Committee is also responsible for understanding the Company’s financial risk assessment and risk management policies. The Audit Committee also reviews and approves the annual audit plan and regularly reports to the Board. For additional information with respect to the Audit Committee, see “Part Two — Board of Directors and Governance — Board Committees — Audit Committee” in this proxy statement.

Board Committees

The Audit Committee, Compensation Committee and Governance and Nominating Committee have been established by the Board in order to comply with the applicable rules and regulations of the SEC and the NASDAQ Listing Rules. The directors appointed to each of the committees are as follows:

Audit Committee
Kathleen Olsen*
John R. Farris
Richard S. Press

Compensation Committee
Richard S. Press*
Elizabeth K. Blake
Kathleen Olsen

Governance and Nominating Committee
Elizabeth K. Blake*
John R. Farris
Kathleen Olsen

* Committee Chair

Audit Committee

Each member of our Audit Committee has been determined by the Board to be an independent director according to the rules and regulations of the SEC and the NASDAQ listing rules, and Ms. Olsen has been determined by the Board to be an “audit committee financial expert” as such term is defined in the rules and regulations of the SEC. The Audit Committee has responsibility for, among other things:

•
retaining, compensating, overseeing and terminating any registered public accounting firm in connection with the preparation or issuance of an audit report, and approving all audit services and any permissible non-audit services provided by the independent registered public accounting firm;

•	receiving direct reports from any registered public accounting firm engaged to prepare or issue an audit report;

•	reviewing and discussing annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems and management’s response;

•	discussing earnings releases, financial information and earnings guidance provided to analysts and rating agencies;

•	periodically meeting separately with management, internal auditors and the independent registered public accounting firm;

•
establishing procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•
obtaining and reviewing, at least annually, an independent registered public accounting firm report describing the independent registered public accounting firm internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent registered public accounting firm or any inquiry by governmental authorities;

•	approving and recommending to the Board the hiring of any employees or former employees of the independent registered public accounting firm;

•	retaining independent counsel and other outside advisors, including experts in the area of accounting, as it determines necessary to carry out its duties; and

•	reporting regularly to the full Board with respect to any issues raised by the foregoing.

The Audit Committee held seven (7) meetings in fiscal year 2017. The Board has adopted a written charter for the Audit Committee, which is available in the Governance section of our website at www.greenbrickpartners.com.

For additional information regarding the responsibilities of the Audit Committee, see “Part Two — Board of Directors and Governance — Board’s Role in Risk Oversight” in this proxy statement.

Compensation Committee

The Compensation Committee has responsibility for, among other things:

•	reviewing key employee compensation policies, plans and programs;

•	reviewing and approving the compensation of the Chief Executive Officer and other executive officers of the Company and its subsidiaries;

•	reviewing and approving any employment contracts or similar arrangements between the Company and any executive officer of the Company;

•	reviewing and consulting with the Chairman and Chief Executive Officer of the Company concerning performance of individual executives and related matters; and

•
administering the Company’s stock plans, incentive compensation plans and other similar plans that the Board may from time to time adopt and exercising all the powers, duties and responsibilities of the Board with respect to the plans.

The Compensation Committee held nine (9) meetings in fiscal year 2017. The Board has adopted a written charter for the Compensation Committee, which is available in the Governance section of our website at www.greenbrickpartners.com.

Governance and Nominating Committee

The Governance and Nominating Committee has responsibility for, among other things:

•
recommending to the Board proposed nominees for election to the Board by the stockholders at annual meetings, including an annual review as to the re-nominations of incumbents and proposed nominees for election by the Board to fill vacancies that occur between stockholder meetings;

•	reviewing and approving or ratifying related party transactions under the Company’s Related Party Policy;

•	making recommendations to the Board regarding corporate governance matters and practices; and

•
assisting the Board and its other committees that oversee specific risk-related issues and serving as a resource to management by overseeing the Company’s enterprise risk management function, including risks related to information technology security.

The Governance and Nominating Committee held four (4) meetings in fiscal year 2017. The Board has adopted a written charter for the Governance and Nominating Committee, which is available in the Governance section of our website at www.greenbrickpartners.com.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members are Richard S. Press (chair), John R. Farris and Kathleen Olsen. None of our executive officers serve as a member of our Compensation Committee. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or the Compensation Committee.

Communications with the Board

Stockholders or other interested parties may communicate with one or more members of the Board by writing to the Board or a specific director at:

Board of Directors (or specific director)
Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400
Plano, TX 75093

Communications addressed to individual Board members will be forwarded by the Secretary to the individual addressee. Any communications addressed to the Board will be forwarded by the Secretary to the Chairman of the Board.

Stockholder Recommendations for Director Candidates and Director Qualifications

Directors are nominated by the Governance and Nominating Committee of the Board, or by the entire Board acting as such. Stockholders can suggest qualified candidates for director by giving written notice to our Secretary at Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093. The notice should include the name and qualifications of the candidate and any supporting material the stockholder feels is appropriate. In considering any candidate proposed by a stockholder, the Governance and Nominating Committee will reach a conclusion based on the Board’s established criteria. The Governance and Nominating Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance and Nominating Committee.

Although there are no minimum qualifications for nominees, the charter of the Governance and Nominating Committee requires that the Governance and Nominating Committee select nominees to become directors based on an assessment of the fulfillment of necessary independence requirements for the composition of the Board; the highest ethical standards and integrity; a willingness to act on and be accountable for Board decisions; an ability to provide wise, informed and thoughtful counsel to top management on a range of issues; and individual backgrounds that provide a diverse portfolio of experience and knowledge commensurate with the Company’s needs. Although no formal policy exists, the Governance and Nominating Committee seeks to promote through the nomination process an appropriate diversity of experience, expertise, perspective, age, gender and ethnicity, and includes such diversity considerations when appropriate in connection with potential nominees.

A stockholder who wishes to nominate a person for the election of directors must ensure that the nomination complies with our Bylaw provisions on making stockholder nominations at an Annual Meeting of Stockholders. For information regarding stockholder proposals for our 2019 Annual Meeting of Stockholders, see the section entitled “Part Four — Other Important Information — Stockholder Proposals for the 2019 Annual Meeting” in this proxy statement.

Other Corporate Governance Matters

Corporate Governance Guidelines. Our Board has adopted corporate governance guidelines, in accordance with applicable rules and regulations of the SEC and the NASDAQ listing rules, to govern the responsibilities and requirements of the Board. The Guidelines are available in the Governance section of our website at www.greenbrickpartners.com.

Code of Business Conduct and Ethics. The Company has adopted a Code of Business Conduct and Ethics that applies to our directors and to all of our employees, including the Chief Executive Officer and the Chief Financial Officer. This Code of Business Conduct and Ethics is posted on our website at www.greenbrickpartners.com. Any waivers of, or amendments to, our Code of Business Conduct and Ethics will be posted on our website and reported as required by the SEC.

PART THREE

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees — Qualifications and Background

The following individuals are nominated as directors for terms expiring at the 2019 Annual Meeting of Stockholders: David Einhorn, James R. Brickman, Elizabeth K. Blake, Harry Brandler, John R. Farris, Kathleen Olsen and Richard S. Press. Each of these individuals is currently serving as a director of the Company. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. Each nominee elected as a director will continue in office until the next Annual Meeting of Stockholders and the due election and qualification of their respective successors, or such nominee’s death, removal or resignation. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. In making its recommendation to the Board for a slate of directors for election by the Company’s stockholders, the Governance and Nominating Committee considered the criteria described in “Part Two — Board of Directors and Governance — Stockholder Recommendations for Director Candidates and Director Qualifications” in this proxy statement. The biographies of each of the director nominees below contain information regarding age, the year they first became directors, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Governance and Nominating Committee to determine that they should serve as directors of the Company.

David Einhorn — Mr. Einhorn, age 49, has been one of our directors since May 2006. From 1996, Mr. Einhorn has been the President of Greenlight Capital, Inc., which along with its affiliates is investment advisor to our principal stockholders. Mr. Einhorn serves as Chairman of Greenlight Capital Re, Ltd. (NASDAQ: GLRE). Mr. Einhorn received a Bachelor of Arts degree in Government from Cornell University.

The Board has nominated Mr. Einhorn because he provides the Board with crucial investment expertise and business experience.

James R. Brickman — Mr. Brickman, age 66, has been one of our directors since October 2014, was the founding manager and advisor of each of JBGL Capital LP since 2008 and JBGL Builder Finance LLC since 2010, and is our Chief Executive Officer. Prior to forming JBGL in 2008, Mr. Brickman was a manager of various joint ventures and limited partnerships that developed/built low and high-rise office buildings, multifamily and condominium homes, single family homes, entitled land and supervised a property management company. He previously also served as Chairman and Chief Executive Officer of Princeton Homes Ltd. and Princeton Realty Corporation that developed land, constructed single family custom homes and managed apartments it built. Mr. Brickman has over 38 years’ experience in nearly all phases of real estate construction, development and real estate finance property management. He received a B.B.A. and M.B.A. from Southern Methodist University.

The Board has nominated Mr. Brickman because of his substantial experience in residential land development, the homebuilding industry and management, as well as intimate knowledge of the Company’s business and operations.

Elizabeth K. Blake — Ms. Blake, age 66, has been one of our directors since September 2007. Before retiring, Ms. Blake served as Senior Vice President — Advocacy, Government Affairs & General Counsel of Habitat For Humanity International Inc. from 2006 to 2014. Ms. Blake served on the Board of Patina Oil & Gas Corporation from 1998 through its sale to Noble Energy in 2005. From March 2003 to 2005, Ms. Blake was the Executive Vice President — Corporate Affairs, General Counsel and Corporate Secretary for US Airways Group, Inc. From April 2002 through December 2002, Ms. Blake served as Senior Vice President and General Counsel of Trizec Properties, Inc., a public real estate investment trust. Ms. Blake served as Vice President and General Counsel of General Electric Power Systems from 1998 to 2002. From 1996 to 1998, Ms. Blake served as Vice President and Chief of Staff of Cinergy Corp. Ms. Blake received a Bachelor of Arts degree with honors from Smith College and her Juris Doctor from Columbia Law School, where she was a Harlan Fiske Stone Scholar. Ms. Blake was awarded an Honorary Doctorate of Technical Letters by Cincinnati Technical College and an Honorary Doctorate of Letters from the College of Mt. St. Joseph. From 1982 to 1984, she was an associate with Frost & Jacobs, a law firm in Cincinnati, Ohio and a partner from 1984 to 1996. From 1977 to 1982, she was with the law firm of Davis Polk & Wardwell in New York. She is past Chair of the Ohio Board of Regents.

The Board has nominated Ms. Blake because she provides the Board with extensive executive, managerial and leadership and corporate governance and risk management experience, her experience as a director of public, private and non-profit corporations and her knowledge of the homebuilding industry.

Harry Brandler — Mr. Brandler, age 46, has been one of our directors since October 2014. Since December 2001, Mr. Brandler has served as the Chief Financial Officer of Greenlight Capital, Inc. Prior to joining Greenlight Capital, Inc., from 2000 to 2001, Mr. Brandler served as Chief Financial Officer of Wheatley Partners, a venture capital firm, where he oversaw the firm’s back office operations and restructured the firm’s marketing, client relations and technology. From 1996 to 2000, Mr. Brandler served as a Manager at Goldstein, Golub & Kessler, where he provided audit, tax and consulting services to investment partnerships and other financial organizations and where he was promoted to Manager in January 1999. Mr. Brandler received a B.S. in Accounting from New York University in 1993. Mr. Brandler was admitted as a Certified Public Accountant in New York in 1996.

The Board has nominated Mr. Brandler because of his substantial knowledge and experience in the areas of finance, accounting and management.

John R. Farris — Mr. Farris, age 45, has been one of our directors since October 2014. Since 2007, Mr. Farris has been the founder and President of Commonwealth Economics, LLC. Prior to forming Commonwealth Economics, LLC, from 2006 to 2007, Mr. Farris served as Secretary of the Finance and Administration Cabinet for the Commonwealth of Kentucky. From 2008 to 2012, Mr. Farris served as an adjunct Professor of Economics and Finance at Centre College in Danville, Kentucky. Mr. Farris previously worked at the Center for Economics Research at the Research Triangle Institute, the World Bank and the International Finance Corporation. He currently sits on the board of directors for Kentucky Employers Mutual Insurance and the Kentucky Retirement System and previously served on the board of directors for Farmers Capital Bank Corporation (NASDAQ: FFKT). Mr. Farris received a B.S. from Centre College in 1995 and a M.P.A. from Princeton University in 1999.

The Board has nominated Mr. Farris because he brings to the Board a wealth of knowledge and experience in economics and finance and his experience with other boards.

Kathleen Olsen — Ms. Olsen, age 46, has been one of our directors since October 2014. Since 2011, Ms. Olsen has been a private investor. From 1999 through 2011, Ms. Olsen served as Chief Financial Officer of Eminence Capital, LLC, a long/short global equity fund. From 1993 to 1999, Ms. Olsen served as audit manager, specializing in investment partnerships, at Anchin, Block & Anchin LLP, a public accounting firm located in New York City. Ms. Olsen received a Bachelor of Science degree with honors from the State University of New York at Albany. Ms. Olsen is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants.

The Board has nominated Ms. Olsen because she has extensive knowledge of accounting and a background in finance which enables her to make valuable and important contributions to the Board.

Richard S. Press — Mr. Press, age 79, has been one of our directors since October 2014. Before retiring, Mr. Press was a Senior Vice President at Wellington Management from 1994 to 2006, where he started and built the firm’s insurance asset management practice. Prior to that, Mr. Press was a Senior Vice President of Stein Roe & Farnham from 1982 to 1994 and Scudder Stevens and Clark from 1964 to 1982. Mr. Press has been a board member of Millwall Holdings PLC and Millwall Football Club, London since 2010; and has served as a member of the Board of Overseers of Beth Israel Deaconess Medical Center (Boston) since 2007. Previously he served on various committees of the Controlled Risk Insurance Company and the Risk Management Foundation from 2006 to 2017; served as a board member of the Housing Authority Insurance Group from 2008 to December 2014; and served as a board member and chairman of each of Transatlantic Holdings (NYSE: TRH) from August 2006 to March 2012 and Pomeroy IT Solutions (NASDAQ: PMRY) from July 2007 to November 2009. He was a founding member of the Board of Governors and the Advisory Board of the National Pediatric Multiple Sclerosis Center, Stony Brook University and Medical School, New York (2001 – 2013). Mr. Press currently serves as chairman of the Anesthesia Associates of Massachusetts and has been a member of its board since December 2015 and in 2017 was elected a board member of GMPCI Insurance, Ltd., a wholly-owned subsidiary of AAM. Mr Press earned a B.A. in Economics from Brown University in 1960; and after serving in the US Army, he received his M.B.A. from Harvard Business School in 1964.

The Board has nominated Mr. Press because of his extensive background in finance and his public company board and committee experience.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” the election of each director nominee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The Audit Committee of our Board has selected RSM US LLP as the independent registered public accounting firm to audit Green Brick’s books and accounts for the fiscal year ending December 31, 2018, subject to ratification by the stockholders. In August 2016, our Audit Committee appointed RSM US LLP to serve as the independent registered public accounting firm of the Company and dismissed Grant Thornton LLP (“Grant Thornton”), our previous independent registered public accounting firm for the year ended, December 31, 2015. RSM US LLP is considered by the Audit Committee and the management of the Company to be well qualified. Representatives of RSM US LLP are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. Stockholder ratification of the appointment of RSM US LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of RSM US LLP to the stockholders for ratification as a matter of good corporate practice. If this appointment is not ratified by our stockholders, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Green Brick and its stockholders.

Independent Registered Public Accounting Firm Fees

Fees for professional services provided by RSM US LLP for the fiscal years ended 2017 and 2016, including related expenses, are as follows:

	2017	2016
Audit fees (1)	$700,671	$879,958
Audit-related fees	$—	$—
Tax fees	$—	$—
All other fees	$—	$—
Total fees	$700,671	$879,958

(1)
Audit fees for 2017 include professional services rendered by RSM US LLP for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, review of the Company’s condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit of the Company’s internal control over financial reporting. Audit fees for 2016 include professional services rendered by RSM US LLP for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, review of the Company’s condensed consolidated financial statements included in the Company’s third quarter Quarterly Report on Form 10-Q, and audit of the Company’s internal control over financial reporting.

Fees for professional services provided by our former independent registered public accounting firm, Grant Thornton, for the fiscal years ended 2017 and 2016, including related expenses, are as follows:

	2017	2016
Audit fees (1)	$79,500	$410,040
Audit-related fees	$—	$—
Tax fees	$—	$—
All other fees	$—	$—
Total fees	$79,500	$410,040

(1)
Audit fees for 2017 include professional services rendered by Grant Thornton LLP related to a consent and successor auditor services for the Company’s consolidated financial statements for the year ended December 31, 2015. Audit fees for 2016 include professional services rendered by Grant Thornton for the audit of the Company’s consolidated financial statements included in the Company’s 2015 Annual Report on Form 10-K, review of the Company’s condensed consolidated financial statements included in the Company’s first and second quarters Quarterly Reports on Form 10-Q, and successor auditor services, such as, the reissuance of opinion in the Company’s 2016 Annual Report on Form 10-K.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Tax consultation and compliance services are considered by the Audit Committee on a project-by-project basis. Non-audit and other services will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence.

Change in Independent Auditor

As previously reported, on August 26, 2016, the Audit Committee, in consultation with the Company’s Board of Directors, approved the engagement of RSM US LLP as the Company’s new independent registered public accounting firm, effective immediately, and dismissed Grant Thornton as its independent registered public accounting firm.

The reports of Grant Thornton on the Company’s consolidated financial statements for the fiscal years ended December 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through August 26, 2016, there had been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference thereto in their reports on the consolidated financial statements for such fiscal years. During the fiscal years ended December 31, 2015 and 2014 and any subsequent interim period through August 26, 2016, there had been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that the Company’s internal control over financial reporting was not effective due to the existence of material weaknesses in the Company’s internal control over financial reporting. As disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, the following material weaknesses were identified:

•
The Company utilized an integrated Enterprise Resource Planning (ERP) software system by a third-party service organization in the Company’s production and accounting for homebuilding and land development business. The Company was unable to obtain a Service Organization Control (“SOC”) 1 Type 2 report prepared in accordance with the AICPA Attestation Standards, Section 801, Reporting on Controls at a Service Organization, addressing the suitability of the design and operating effectiveness of controls relating to the application and business processing activities performed by the service organization on the Company’s behalf for the year ended December 31, 2015. As a result, the Company was unable to conclude that its service organization maintained effective controls over its information technology environment to (a) prevent unauthorized database and application access, and (b) maintain effective security administration and appropriate change management for the application maintained by the third-party service organization. This resulted in an inability to rely on the accuracy and completeness of data and key application reports obtained from the application at the third-party service organization used in the performance of important controls over certain key financial reporting processes, including accrued liabilities, vendor master file changes, reserves for housing completion, and budget data.

•	The Company did not maintain effective controls over the sufficiency and timeliness of review and approval of manual journal entries, including consolidating adjustments.

•	The Company did not maintain effective controls over the identification, evaluation, and disclosure of related party transactions.

•
The Company did not maintain effective controls over period-end accruals (cutoff), recording of inventory costs, costs of goods sold, and operating expenses to verify that all costs and expenses are captured completely and accurately for financial reporting.

•	The Company did not maintain effective controls to verify that financial statement amounts are appropriately classified and disclosed in the financial statements.

Grant Thornton was not required to provide an attestation report as to the effectiveness of the Company’s internal control over financial reporting for the fiscal year ended December 31, 2014, due to a transition period established by rules of the SEC pursuant to Section 215.02 of the SEC’s Compliance and Disclosure Interpretations. However, as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Grant Thornton identified and communicated the following material weaknesses:

•	No restrictive access on who has the ability to post journal entries to the Company’s general ledger;

•	inappropriate information technology (“IT”) environment in place to ensure the appropriate granting and review of access rights in the Company’s accounting system;

•	inappropriate revenue recognition in conjunction with the sale of lots in which the Company has continuing involvement in the development projects subsequent to the sale of lots;

•	intercompany eliminations were identified that should have been eliminated upon consolidation; and

•	inconsistent treatment of account classifications in general ledger accounts and financial statement categories.

Grant Thornton discussed each of these matters with the Audit Committee. The Company authorized Grant Thornton to fully respond to the inquiries of RSM US LLP, the successor independent registered public accounting firm, concerning these matters.

The Company provided Grant Thornton with a copy of certain of the foregoing disclosures and requested that Grant Thornton furnish a letter addressed to the SEC stating whether it agrees with such statements made by the Company. A copy of such letter, dated September 1, 2016, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2016.

During the fiscal years ended December 31, 2015 and 2014 and any subsequent interim period through August 26, 2016, neither the Company, nor anyone on its behalf, consulted RSM US LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company, and no written report or oral advice was provided to the Company by RSM US LLP that RSM US LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 2.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board was comprised of the following non-employee directors at the end of 2017: Kathleen Olsen (Chair), John R. Farris and Richard S. Press. All of the members of the Audit Committee are independent within the meaning of the NASDAQ listing standards and the applicable SEC regulations. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NASDAQ listing standards.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available in the Governance section of our website at www.greenbrickpartners.com. The Audit Committee selects, evaluates and, where deemed appropriate, replaces Green Brick’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms and all permitted non-audit services.

Management is responsible for Green Brick’s internal controls and the financial reporting process. Green Brick’s independent registered public accounting firm is responsible for performing an independent audit of Green Brick’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on Green Brick’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed Green Brick’s audited financial statements for fiscal 2017 and met and held discussions with management and the independent registered public accounting firm, RSM US LLP. Management represented to the Audit Committee, and RSM US LLP concurred, that Green Brick’s consolidated financial statements for fiscal 2017 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with RSM US LLP. The Audit Committee discussed with RSM US LLP matters required to be discussed by Auditing Standard No. 16, which superseded Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Volume 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

RSM US LLP also provided to the Audit Committee its letter required by applicable requirements of the PCAOB regarding RSM US LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with RSM US LLP the accounting firm’s independence.

Based upon the Audit Committee’s review and discussions set forth above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2017 Form 10-K filed with the SEC.

Respectfully submitted,
Kathleen Olsen (Chair)
John R. Farris
Richard S. Press

PART FOUR

OTHER IMPORTANT INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information with respect to the beneficial ownership of Green Brick’s Common Stock as of April 11, 2018, by:

•	each person who is known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock;

•	each member of the Board who beneficially owns any shares of Common Stock;

•	each of the Company’s named executive officers; and

•	all members of the Board and the Company’s executive officers as a group.

Beneficial ownership is determined in accordance with the SEC rules and includes voting or investment power with respect to the securities. Unless otherwise indicated and subject to applicable community property laws, to the Company’s knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Unless otherwise indicated, the address for all beneficial owners is c/o Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093. At the close of business on April 11, 2018, there were 50,685,699 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. The percentage of voting shares outstanding was determined based on 50,685,699 shares outstanding on April 11, 2018.

Beneficial Owner	Number of Shares of Common Stock	Total Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Greenlight Capital, Inc. and its affiliates (1) 2 Grand Central Tower 140 East 45th Street, 24th floor New York, NY 10017	24,127,590	24,127,590	47.6%
Third Point Funds and its affiliates (2) 390 Park Avenue, 18th floor New York, NY10022	8,211,267	8,211,267	16.2%
James R. Brickman (3)	1,632,706	1,842,142	3.6%
Richard A. Costello	35,514	35,514	*
Jed Dolson	90,381	90,381	*
Summer Loveland	—	—	—
David Einhorn (1)	8,922	8,922	*
Elizabeth K. Blake	110,546	110,546	*
Harry Brandler	—	—	—
John R. Farris	81,788	81,788	*
Kathleen Olsen	45,282	45,282	*
Richard S. Press	39,222	39,222	*
All Directors and Executive Officers as a group, 10 persons (4)	26,171,951	26,381,387	52.0%

*	less than 1%

(1)
Greenlight Capital, Inc. is the investment manager for Greenlight Capital Qualified, L.P., Greenlight Capital, L.P. and Greenlight Capital Offshore Partners, and as such has voting and dispositive power over 5,739,103 shares of Common Stock held by Greenlight Capital Qualified, L.P., 1,290,810 shares of Common Stock held by Greenlight Capital, L.P. and 10,161,908 shares of Common Stock held by Greenlight Capital Offshore Partners. DME Advisors, LP (“DME Advisors”) is the investment manager for Greenlight Reinsurance, Ltd., and as such has voting and dispositive power over 3,466,793 shares of Common Stock held by Greenlight Reinsurance, Ltd. DME Capital Management, LP (“DME Management”) is the investment manager for Greenlight Capital (Gold), LP, and Greenlight Capital Offshore Master (Gold), Ltd., and as such has voting and dispositive power over 1,741,395 shares of Common Stock held by Greenlight Capital (Gold), LP and 1,718,659 shares of Common Stock held by Greenlight Capital Offshore Master (Gold), Ltd. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Advisors and DME Management, and as such has voting and dispositive power over 6,926,847 shares of Common Stock. David Einhorn, one of our directors, is the principal of Greenlight Capital, Inc., DME Advisors, DME Management and DME GP, and as such has voting and dispositive power over 24,127,590 shares of Common Stock held by these affiliates of Greenlight Capital, Inc. Mr. Einhorn disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein. Also includes 8,922 shares held by Mr. Einhorn.

(2)
Includes 8,083,022 shares held of record by Third Point Offshore Master Fund LP, Third Point Partners LP, Third Point Partners Qualified LP, Third Point Ultra Master Fund LP and Third Point Reinsurance Company Ltd., which are investment funds managed by Third Point LLC, and 128,245 shares held by Daniel S. Loeb, who has the power to vote and dispose of the shares held by him and the investment funds managed by Third Point LLC.

(3)
Mr. Brickman may be deemed to indirectly beneficially own (i) 100,968 shares of Common Stock directly held by the Roger E. Brickman GST Marital Trust (the “Marital Trust”) by virtue of his position as a co-trustee of the Marital Trust, (ii) 15,000 shares of Common Stock directly held by the Brickman Living Trust (the “Living Trust”) by virtue of his position as the trustee of the Living Trust, and (iii) 93,468 shares of Common Stock directly held by the L. Loraine Brickman Revocable Trust (the “Revocable Trust”) by virtue of his position as a co-trustee of the Revocable Trust. Mr. Brickman disclaims beneficial ownership of the shares of Common Stock of the Company directly held by the Marital Trust, the Living Trust and the Revocable Trust, except to the extent of his pecuniary interest therein

(4)	Includes shares held by Greenlight Capital, Inc., and its affiliates described in Note 1, which are controlled by one of our directors, David Einhorn.

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the policies and objectives underlying the Company’s compensation program for its named executive officers, who are identified in the table below (collectively, the “NEOs”), during 2017. This section also presents a series of tables containing specific information about the compensation awarded to, earned by or paid to the Company’s NEOs.

For the year ended December 31, 2017, the Company’s NEOs were:

Named Executive Officers	Title
James R. Brickman	Chief Executive Officer
Richard A. Costello	Chief Financial Officer
Jed Dolson	President of Texas Region
Summer Loveland	Chief Accounting Officer

Mr. Brickman is an NEO based on his position as the Company’s Chief Executive Officer and Mr. Costello is an NEO based on his position as the Company’s Chief Financial Officer. Mr. Dolson and Ms. Loveland are NEOs by reason of being two of the Company’s most highly compensated executive officers other than its Chief Executive Officer and Chief Financial Officer who were serving as executive officers as of December 31, 2017.

“Say on Pay” Vote

At our 2017 annual meeting of stockholders held on May 24, 2017, our stockholders were asked to consider and vote on a resolution approving the compensation of our NEOs on an advisory basis, commonly referred to as “say on pay.” A substantial majority of our stockholders approved the compensation of our NEOs, with approximately 99.68% of the votes cast in favor of that say on pay resolution. While we are pleased with our strong stockholder support, we will continue to actively evaluate our executive compensation program.

Our stockholders were also asked to vote on how often the Company is to seek advisory approval of the compensation of our named executive officers, as required every six years by the Dodd-Frank Act, Section 14A of the Exchange Act and SEC rules. The Board recommended that these advisory votes be held every three years, instead of every year. The stockholders approved the change with approximately 90.18% of the votes cast in favor of the resolution.

Executive Summary

The Company believes that its success in achieving strategic objectives will depend in large part on its ability to attract and retain exceptional executive talent and to align the interests of all executives with investor success. The Company has established an approach to executive remuneration that it believes will help achieve these objectives.

In determining aggregate compensation levels for the NEOs, the Company uses the following approach:

•	providing cash compensation opportunities to executive officers that, in the aggregate, reflect general industry practice;

•	rewarding superior overall Company and individual performance using annual bonuses and special bonuses in certain cases, when appropriate; and

•	allowing individual pay levels to vary considerably with individual executive responsibilities, capabilities and performance.

In connection with the consummation of the Transaction, each of Messrs. Brickman and Dolson entered into an employment agreement with the Company, as further described below. Each of these NEO’s employment agreements sets forth the primary components of his compensation.

In connection with Mr. Costello’s commencement of employment with the Company, effective January 15, 2015, Mr. Costello entered into an employment agreement with the Company, as further described below.

In connection with his promotion to the newly created position of President of Texas Region and the expiration of his prior employment agreement, Mr. Dolson entered into a new employment agreement with the Company, made as of October 27, 2017, as further described below.

On November 14, 2017, the Company appointed Ms. Loveland as its new Chief Accounting Officer, a position that was created in connection with the Company’s move toward companywide systems standardization of accounting and operational processes. In connection with Ms. Loveland’s commencement of employment with the Company, effective as of November 14, 2017, Ms. Loveland entered into an employment agreement with the Company, as further described below.

Executive Compensation Philosophy and Objectives

The intent of the Company’s executive compensation philosophy is to ensure that the total compensation paid to its executive officers, including the Company’s NEOs, is fair, reasonable and competitive.

The philosophy behind the Company’s executive compensation program has been to:

•	Support an environment that rewards performance and value creation for the Company’s investors; and

•	Integrate its incentive compensation program with the Company’s short-and long-term success.

Compensation for the Company’s NEOs has been designed to provide rewards commensurate with each of the Company’s NEO’s contributions. The Company’s executive compensation strategy has been designed to:

•	Attract and retain highly qualified executives;

•	Provide executives with compensation that is competitive within the industry in which it operates;

•	Establish compensation packages that take into consideration the executive’s role, qualifications, experience, responsibilities, leadership potential, individual goals and performance; and

•	Align executive compensation to support the Company’s objectives.

Role of Executive Officers in Compensation Decisions

In connection with the consummation of the Transaction and the integration of JBGL with the Company, the Compensation Committee became responsible for reviewing and approving executive salaries, incentive arrangements, and goals and objectives relevant to the performance of the Company’s NEOs. Furthermore, the Compensation Committee is also responsible for overseeing all other aspects of executive compensation including executive benefits and perquisites, post-employment benefits and employment agreements. In addition, no less than annually, the Compensation Committee appraises the performance of the Company’s NEOs in light of these goals and objectives and sets compensation levels based on this evaluation.

The Company’s Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation for the Company’s NEOs other than the Chief Executive Officer. However, the Compensation Committee has final approval over all compensation decisions for all NEOs. The Chief Executive Officer is not permitted to attend the portion of any meetings of the Compensation Committee at which the Chief Executive Officer’s performance or compensation is discussed, unless specifically invited by the Compensation Committee.

Use of Consultants

To date, the Company has not retained or otherwise used the services of a compensation consultant. The Compensation Committee may engage a compensation consultant in the future as it deems appropriate and necessary.

Elements of the Company’s Executive Compensation Program

The primary elements of the Company’s executive compensation program for the NEOs for the year ended December 31, 2017 were:

•	base salaries;

•	annual bonus opportunities;

•	equity-based compensation; and

•	limited perquisites and other personal benefits.

Further specifics with regard to each element of compensation are discussed in the sections below.

Base Salary

During 2017, the Company paid the NEOs a base salary as fixed compensation for their time, efforts and commitments throughout the year. Base salary ranges for these NEOs were determined for each executive based on position and scope of responsibility. Salary levels are typically reviewed annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. The Company considered, among other performance standards, the NEO’s contributions in assisting the Company in meeting its financial targets, improving operational efficiencies, creating and executing a clear strategy, and leading and overseeing significant company driven projects.

Effective as of October 27, 2017, the Compensation Committee approved an increase of Mr. Dolson’s base salary from $400,000 to $550,000 in connection with his promotion to the position of President of Texas Region. Other than the increase to Mr. Dolson’s base salary in connection with his promotion, the Compensation Committee determined that no additional increases to base salary were warranted.

The 2017 base salaries as in effect on the last day of the 2017 fiscal year for each of the Company’s NEOs, as set forth in the NEOs’ employment agreements, is shown in the table below:

Named Executive Officers	2017 Fiscal Year End Base Salary ($)
James R. Brickman	1,400,000
Richard A. Costello	400,000
Jed Dolson	550,000
Summer Loveland	300,000

Annual Bonus Opportunities

The Company’s executives are eligible to receive annual bonuses in order to reward exceptional performance. The annual bonus gives the Company the flexibility to take into consideration the different quantitative and qualitative measures over the fiscal year in determining the eligible executive’s bonus. In determining annual bonus amounts, the Company considers Company and individual performance. The annual bonus is determined in the sole discretion of the Compensation Committee. The Compensation Committee sets the performance goals for the annual bonus for each year at the beginning of the year, pursuant to the Company’s annual bonus plan. Goals are set at challenging levels that are reasonably attainable if the Company and the NEO meet their performance objectives. We have historically paid a portion of annual bonuses in shares of Common Stock to align the interests of our NEOs with our stockholders.

Each of Messrs. Brickman, Costello, and Dolson is subject to an employment agreement, which sets forth each such NEO’s target bonus as reflected in the following table. As a result of Ms. Loveland commencing employment with us in November 2017, she was not entitled to receive a bonus in respect of 2017.

Named Executive Officer	2017 Target Bonus (% of Base Salary as in effect on	2017 Target Bonus
James R. Brickman	100%	1,400,000
Richard A. Costello	100%	400,000
Jed Dolson	95.74%	526,575

Pursuant to the terms of his employment agreement, with respect to the 2017 fiscal year, Mr. Dolson was eligible to receive a bonus contingent upon the achievement of qualitative and quantitative performance goals (based on EBITDA targets of the Company, land development and the number of builders and volume of assets under his supervision) established by the Board and assessed solely at the discretion of the Board with a target amount determined as follows: (i) the target amount that related to Mr. Dolson’s employment with the Company from January 1, 2017 through October 26, 2017 was equal to $400,000 and (ii) the target amount that related to Mr. Dolson’s employment with the Company from October 27, 2017 through December 31, 2017 was equal to $1,100,000.

Following the end of the 2017 fiscal year, the Compensation Committee reviewed 2017 performance against the established qualitative and quantitative performance goals for 2017 and, based on such performance, on March 5, 2018, approved 2017 bonuses for Messrs. Brickman, Costello and Dolson as reflected in the table below.

Named Executive Officer	2017 Actual Bonus ($)
James R. Brickman	1,400,000
Richard A. Costello	300,000
Jed Dolson	526,575

In determining to award annual bonuses to Messrs. Brickman, Costello and Dolson for 2017, the Compensation Committee considered the Company’s and such NEOs’ achievements in 2017. For 2017, with respect to the quantitative measure, the Company performance goal was based on attaining a specified level of adjusted pre-tax income. With respect to the qualitative measures, each such NEO was assigned individual performance goals for 2017 based on his position/title.

The 2017 annual bonuses were paid to Messrs. Brickman, Costello and Dolson as follows: 50% of each such NEO’s bonus was paid in shares of Common Stock on March 14, 2018 and the remaining 50% was paid in  cash on March 21, 2018.

While Mr. Dolson was eligible to receive a special bonus under the terms of his new employment agreement, which bonus was provided for in connection with his revenue generating role, no such bonus was awarded to him in respect of 2017.

Equity-Based Compensation

Green Brick Partners, Inc. 2014 Omnibus Equity Incentive Plan

In connection with the consummation of the Transaction, the Company adopted the Green Brick Partners, Inc. 2014 Omnibus Equity Incentive Plan (the “2014 Equity Plan”), pursuant to which employees of the Company, including the NEOs, are eligible to receive equity-based compensation awards. A description of the 2014 Equity Plan is included below immediately following the Grants of Plan-Based Awards table.

James R. Brickman Stock Options

In connection with the consummation of the Transaction on October 27, 2014, the Company entered into a stock option agreement with Mr. Brickman, pursuant to which Mr. Brickman received a one-time award of stock options to purchase 500,000 shares of Common Stock. The stock option has a per share exercise price equal to $7.4861, which is based on the weighted average price of the Common Stock for the five trading days immediately prior to the date of grant. Subject to Mr. Brickman’s continued employment, the stock option will vest and become exercisable in five substantially equal installments on each of the first five anniversaries of the date of grant. In the event that Mr. Brickman’s employment is terminated by the Company without Cause (as defined in the 2014 Equity Plan), any unvested portion of the stock option will vest and become exercisable as of the date of such termination. The stock options granted to Mr. Brickman were not granted under the 2014 Equity Plan but are subject to the terms of the 2014 Equity Plan and the stock option agreement.

Jed Dolson One-Time Award

In connection with the consummation of the Transaction, the Company granted Mr. Dolson a one-time award of $1,250,000, payable in a combination of cash and shares of Common Stock, in exchange for the cancellation of certain unvested Class B membership interests in JBGL Builder Finance LLC previously granted to him by JBGL Builder Finance LLC in 2013 with the intent of being profits interests (“Profits Interests”). This award vested and was paid in four substantially equal installments beginning on the date the Transaction was consummated and each of the next three anniversaries thereof, subject to continued employment on each anniversary date.

Going forward, the Compensation Committee anticipates that any equity-based compensation issued to the Company’s executives, including its NEOs, will be granted pursuant to the 2014 Equity Plan.

Stock Bonus Awards

In 2016, the Compensation Committee conducted a survey of senior executive compensation practices of five (5) public companies in the home construction industry with market capitalizations and total revenue below $1 billion for fiscal years 2015 and 2014. The Compensation Committee compared the total compensation provided to the chief executive officer, chief financial officer and chief operating officer or real estate development head at these peers companies to the total compensation provided to the Company’s NEOs over the same periods. After reviewing the total compensation provided to the top executives at the Company’s competitors, the Compensation Committee determined that a discretionary stock bonus award would be an appropriate means to supplement current executive compensation to maintain total compensation which is competitive within the industry in which the Company operates. On January 2, 2017, the Company granted discretionary stock bonuses under the 2014 Equity Plan to each of Messrs. Brickman, Costello and Dolson, pursuant to which the Company issued 32,085, 8,556, and 17,112 shares of Common Stock  to the respective recipients. The shares were fully vested upon issuance.

Employment Agreements

As discussed above, the Company has entered into employment agreements with each of its NEOs.  Each of the employment agreements with the Company’s NEOs is described below immediately following the Grants of Plan Based Awards table.

Limited Perquisites and Other Personal Benefits

The Company’s NEOs participate in the same benefit programs as the rest of its general employee population. These benefits include health insurance coverage, short-and long-term disability insurance, and life insurance, among others. In addition, the Company’s senior executives, including the NEOs, are eligible for certain perquisites, which do not constitute a significant portion of their total compensation package. In 2017, these additional perquisites included an $850 monthly car and cell phone allowance for Mr. Dolson.

2018 Compensation Actions

Costello Employment Agreement

On January 3, 2018, in connection with the expiration of Mr. Costello’s prior employment agreement, the Company entered into a new employment agreement with him, effective January 15, 2018. The employment agreement extends Mr. Costello’s employment as the Chief Financial Officer for an additional year, subject to possible further extensions thereafter. The employment agreement establishes Mr. Costello’s annual base salary at $400,000. He is also eligible to receive an annual bonus for the fiscal year ending December 31, 2018, with a target amount equal to 100% of his annual base salary contingent upon achievement of performance goals, such as EBITDA targets, approved by the Compensation Committee. Any annual bonus will be awarded under the 2014 Equity Plan and/or Company annual bonus plan and may be paid partially in cash and partially in equity, as determined by the Compensation Committee in its sole discretion.

In the event that Mr. Costello’s employment is terminated by the Company without Cause (as defined in the employment agreement), other than due to death or Disability (as defined in the employment agreement), or Mr. Costello resigns for Good Reason (as defined in the employment agreement), subject to Mr. Costello’s execution of a release of claims in a form reasonably determined by the Company, the Company will provide Mr. Costello with severance in an amount equal to $400,000, which amount is payable in a lump sum cash payment, and a pro-rated bonus for the year in which termination occurs, which amount is payable in the year immediately following the year in which the termination occurs when the bonus would have otherwise been paid in accordance with the terms of the applicable plan (the “Pro-Rated Bonus”). If Mr. Costello’s employment terminates by reason of the expiration of the term of employment, Mr. Costello will be entitled to receive the Pro-Rated Bonus, subject to the execution of a release of claims in a form reasonably determined by the Company. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Costello is subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (iii) perpetual confidentiality and non-disparagement covenants.

2018 Bonuses

On March 5, 2018, the Compensation Committee established qualitative and quantitative measures to be used in determining annual bonuses for Mr. Costello and Ms. Loveland with respect to 2018. The quantitative measure for each such NEO for 2018 is attainment of specified levels of pre-tax income. Unlike for 2017, which only provided for payout at two levels depending on actual performance, the quantitative portion of the bonus, if any, for 2018 will be paid at 25%, 50%, 75% or 100% of the target amount of the quantitative portion of the bonus depending on whether any of the specified levels of pretax income are attained. None of the quantitative portion of the bonus will be paid if a threshold level of pre-tax income is not attained. The qualitative portion of the bonus, if any, will be based on the attainment of certain pre-established individual performance goals similar to those established for 2017. These goals were set at challenging levels that are reasonably attainable if the Company and the NEO meet their performance objectives.

On March 29, 2018, the Compensation Committee, granted each of Mr. Brickman and Mr. Dolson an Other Stock-Based Award and a Performance Compensation Award, in each case, under the 2014 Equity Plan and, in connection therewith, entered into an Other Stock-Based Award Award Agreement and Performance Compensation Award Award Agreement  (each an “Award Agreement” and collectively, the “Award Agreements”), which Award Agreements establish the terms and conditions of those awards, including the performance period and the applicable performance measures to be used in determining whether and to what extent, if any, the award is earned and amounts payable thereunder, if any.  Any amounts earned and payable under the Other Stock-Based Award Award Agreement will be paid in shares of Common Stock while any amounts earned and payable under the Performance Compensation Award Award Agreement will be paid in cash, in each case, subject to the NEO’s continued employment through the payment or issuance date, as applicable. The number of shares of Common Stock payable under the Other Stock-Based Award Award Agreement is determined by taking the actual amount of the award earned under the Award Agreement and dividing such amount by the Fair Market Value (as defined in the 2014 Equity Plan) of a share of the Common Stock on the date that is two business days after the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Tax and Accounting Considerations

In designing the Company’s compensation program, the Compensation Committee considers all factors that may have an impact on our financial performance, including tax and accounting rules and regulations, including under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) limits the deduction for a publicly held corporation for otherwise deductible compensation paid to any “covered employee” to $1,000,000 per year. This limit does not apply to “qualified performance-based compensation” within the meaning of Section 162(m). Pursuant to the Tax Cuts and Jobs Act (the “Tax Act’), as of January 1, 2018, the qualified performance-based compensation was eliminated and the definition of “covered employee” was expanded to include the chief financial officer of a company subject to Section 162(m). The Tax Act includes a transition rule under which the changes to Section 162(m) will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. The Company intends to rely on this transition rule, to the extent permitted. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition rule under the Tax Act, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. In addition, given the loss of the qualified performance-based compensation exception, non-grandfathered compensation may result in non-deductible compensation amounts. There may have been (and may in the future be) cases where the Compensation Committee elected (or elects) to award compensation that was not (or will not be) deductible, if the Compensation Committee considered such compensation to be consistent with its philosophy and in the best interests of the Company and its stockholders. We are accounting for stock-based payments in accordance with the requirements of Fair Accounting Standards Board Accounting Standard Codification Topic 718 (“FASB ASC Topic 718”)..

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section above, and based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted,
Richard S. Press (Chair)
Elizabeth K. Blake
Kathleen Olsen

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by, or paid to each of the Company’s NEOs during the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, to the extent applicable.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
James R. Brickman,
Chief Executive Officer	2017	1,400,000	—	1,079,204	—	700,000	10,621	3,189,825
	2016	1,400,000	—	343,542	—	700,000	10,359	2,453,901
	2015	1,400,000	—	—	—	350,000	8,140	1,758,140

Richard A. Costello,
Chief Financial Officer	2017	400,000	—	302,198	—	150,000	15,339	867,537
	2016	400,000	—	73,613	—	200,000	6,666	680,279
	2015	288,846	—	—	—	75,000	6,315	370,161

Jed Dolson,
President of Texas Region	2017	426,731	—	545,146	—	263,288	190,048	1,425,213
	2016	400,000	—	229,861	—	200,000	181,075	1,010,936
	2015	300,000	—	156,250	—	75,000	174,353	705,603

Summer Loveland
Chief Accounting Officer	2017	39,808	—	—	—	—	1,069	40,877

(1)
Mr. Costello’s base salary in fiscal year 2015 was pro-rated based on the number of days he was employed by the Company in fiscal year 2015, which commenced on January 15, 2015. Mr. Dolson’s base salary was increased in October 2017 from $400,000 to $550,000. Ms. Loveland’s annual base salary in fiscal year 2017 was pro-rated based on the number of days she was employed by the Company in fiscal year 2017, which commenced on November 14, 2017.

(2)
The amounts in this column represent the aggregate grant date fair value of the Common Stock issued to Messrs. Brickman, Costello and Dolson in accordance with FASB ASC Topic 718. Messrs. Brickman, Costello and Dolson were awarded discretionary stock bonuses on January 2, 2017, as described above, and the remaining 50% of their annual bonuses for each year were paid in shares of Common Stock in the immediately following year and are reported in this table in the year in which they were granted. Mr. Dolson received additional shares of Common Stock in satisfaction of 50% of the payment due to him in 2017, 2016 and 2015 in respect of the cancellation of his Profits Interests, as described in footnote 4 below.

(3)	The table below includes items of All Other Compensation paid to the NEOs in 2017.

All Other Compensation

Name	Medical, Dental and Vision Insurance Premiums ($)	HSA Employer Contribution ($)	401(k) Employer Match ($)	Life Insurance Premiums, AD&D and Disability Premiums ($)	Car, Cell Phone and Toll Road Allowance ($)	Profits Interests Cancellation Award(4) ($)	Total ($)
James R. Brickman	7,345	2,000	—	1,276	—	—	10,621
Richard A. Costello	4,929	958	8,100	1,352	—	—	15,339
Jed Dolson	11,975	2,000	8,100	1,523	10,200	156,250	190,048
Summer Loveland	803	167	—	99	—	—	1,069

(4)
Mr. Dolson received a one-time award of $1,250,000 in respect of the cancellation of his Profits Interests, which was payable in four equal installments on October 27, 2014 and each of the next three anniversaries thereof. In 2017, 50% of the amount due to Mr. Dolson was paid in the form of cash and the remaining 50% was paid in shares of Common Stock.

2017 Grants of Plan-Based Awards

The following table sets forth certain information for plan-based awards granted to each of the Company’s NEOs (other than Ms. Loveland) for the fiscal year ended December 31, 2017. As discussed above, as a result of Ms. Loveland commencing employment with us in November 2017, she was not entitled to receive a bonus in respect of 2017.

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)		All Other Stock Awards:	Grant Date Fair Value of Stock
Named Executive Officers	Grant Date	Approval Date	Threshold ($)	Target ($)	Number of Shares (#)(2)	and Option Awards ($)(3)
James R. Brickman			350,000	700,000
	1/2/2017	12/6/2016			32,085	322,454
	3/28/2017	3/6/2017			75,675	756,750
Richard A. Costello			100,000	200,000
	1/2/2017	12/6/2016			8,556	85,988
	3/28/2017	3/6/2017			21,621	216,210
Jed Dolson			131,644	263,288
	1/2/2017	12/6/2016			17,112	171,976
	3/28/2017	3/6/2017			21,621	216,210
	11/8/2017	10/2/2017			14,400	156,960

(1)
50% of annual bonuses in respect of 2017 were paid in cash under the Company’s annual bonus plan and 50% of annual bonuses in respect of 2017 were paid in stock under the 2014 Equity Plan. The amounts shown represent the portion payable in cash. Any portion paid in stock will be reported in the “Stock Awards” column and in the Grants of Plan-Based Awards table, in each case, for the year of grant. The threshold amount represents 50% of the quantitative bonus, which represents 25% of the annual bonus opportunity that would be paid in cash if the threshold level of adjusted pre-tax income is attained by the Company. The target amount represents 50% of the target bonus opportunity that would be paid in cash if the adjusted pre-tax income and individual qualitative performance goals are attained or exceeded.

(2)
On January 2, 2017, Messrs. Brickman, Costello and Dolson, were granted 32,085, 8,556, and 17,112 shares of fully vested Common Stock, respectively, to supplement current executive compensation and to maintain total compensation which is competitive within the industry in which the Company operates. On March 28, 2017, Messrs. Brickman, Costello and Dolson were granted 75,675, 21,621 and 21,261 shares of fully vested Common Stock, respectively, under the 2014 Equity Plan in satisfaction of 50% of the 2016 annual bonuses. On November 8, 2017, Mr. Dolson was also granted 14,400 shares of fully vested Common Stock in satisfaction of 50% of the amount due to him in 2017 in respect of the cancellation of his Profits Interests.

(3)	Reflects the grant date fair value of the shares of the Common Stock awarded to Messrs. Brickman, Costello and Dolson, as calculated in accordance with FASB ASC Topic 718.

Narrative Accompanying Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

The Company has entered into an employment agreement with each of its NEOs, as described below.

James R. Brickman

In connection with the consummation of the Transaction on October 27, 2014, Mr. Brickman entered into an employment agreement with the Company (the “Brickman Employment Agreement”), pursuant to which Mr. Brickman serves as the Chief Executive Officer of the Company and as a member of the Board. The initial term of the Brickman Employment Agreement is five years. Mr. Brickman’s annual base salary is $1.4 million. He is eligible to receive an annual bonus with a target award equal to 100% of his base salary contingent upon the achievement of performance goals, such as EBITDA targets, approved by the Board. The bonus may be payable partially in cash and partially in equity, as determined by the Board. In addition, Mr. Brickman received a one-time award of 500,000 stock options, which award vests in five substantially equal installments on each of the first five anniversaries of the date of grant. The specific terms and conditions relating to Mr. Brickman’s stock options are set forth in an award agreement between the Company and Mr. Brickman, as discussed below.

Richard A. Costello

Mr. Costello entered into an employment agreement with the Company (the “Costello Employment Agreement”), effective January 15, 2015, pursuant to which Mr. Costello serves as the Chief Financial Officer of the Company. The initial term of the Costello Employment Agreement was three years. Mr. Costello’s annual base salary is $400,000. He is eligible to receive an annual bonus with a target award equal to 100% of his base salary contingent upon the achievement of performance goals, such as EBITDA targets, approved by the Board. The bonus may be payable partially in cash and partially in equity, as determined by the Board.

Jed Dolson

In connection with Mr. Dolson’s promotion and the expiration of his prior employment agreement, the Company entered into a new employment agreement (the “Dolson Employment Agreement”) with Mr. Dolson, effective as of October 27, 2017. The term of the Dolson Employment Agreement is three years, subject to further extensions thereafter, and the terms of the Dolson Employment Agreement are largely consistent with the expired agreement. The Dolson Employment Agreement increased Mr. Dolson’s annual base salary to $550,000. He is also eligible to receive an annual bonus for the fiscal year ending December 31, 2017 and each subsequent year covered by the Employment Agreement. Starting with the fiscal year ending December 31, 2018, the annual bonus will be awarded under the 2014 Equity Plan, with a target award equal to 200% of his base salary and will be based upon and subject to the achievement of annual performance goals established under the 2014 Equity Plan within the first 90 days of each fiscal year during the employment period. The bonus may be payable partially in cash and partially in equity, as determined by the Board. Under the Dolson Employment Agreement, Mr. Dolson may also become eligible for a special bonus in connection with his performance, payable partially in cash and partially in equity, or a combination thereof, as determined by the Board. The special bonus may be subject to a vesting and/or payment schedule, as determined by the Board. Mr. Dolson also continues to be eligible to receive a car, cell phone and toll road allowance.

Summer Loveland

In connection with Ms. Loveland’s appointment, the Company entered into an employment agreement (the “Loveland Employment Agreement”) with Ms. Loveland, effective as of November 14, 2017. The initial term of the Loveland Employment Agreement is three years, subject to further extensions thereafter. The Loveland Employment Agreement sets Ms. Loveland’s annual base salary at $300,000. She is also eligible to receive an annual bonus for the fiscal year ending December 31, 2018 and each subsequent year covered by the Loveland Employment Agreement. Starting with the fiscal year ending December 31, 2018, the annual bonus will be awarded under the Company’s annual bonus plan, and will have a target award equal to $100,000 contingent upon the achievement of performance goals, including, but not limited to, Company profitability and satisfaction of individual performance goals, established by the Board.

James R. Brickman Stock Options

In connection with the consummation of the Transaction on October 27, 2014, the Company entered into a stock option agreement with Mr. Brickman, pursuant to which Mr. Brickman received a one-time award of stock options to purchase 500,000 shares of Common Stock. The stock option award has a per share exercise price equal to $7.4861, which is based on the weighted average price of the Company’s Common Stock for the five trading days immediately prior to the date of grant. Subject to Mr. Brickman’s continued employment, the stock option award will vest and become exercisable in five substantially equal installments on each of the first five anniversaries of the date of grant. However, in the event that Mr. Brickman’s employment is terminated by the Company without Cause (as defined in the 2014 Equity Plan), any unvested portion of the stock option award will vest and become exercisable as of the date of such termination. The stock options granted to Mr. Brickman were not granted under the 2014 Equity Plan but are subject to the terms of the 2014 Equity Plan and the stock option agreement.

2017 Discretionary Stock Bonus Awards

After reviewing the total compensation provided to the top executives at the Company’s competitors, as discussed above, in January 2017, the Compensation Committee determined that a discretionary stock bonus award would be an appropriate means to supplement current executive compensation to maintain total compensation which is competitive within the industry in which the Company operates.

On January 2, 2017, the Company granted discretionary stock bonus awards under the 2014 Equity Plan to each of Messrs. Brickman, Costello and Dolson, pursuant to which the Company issued 32,085, 8,556 and 17,112 shares of Common Stock to the respective recipients. The shares were fully vested upon issuance.

Green Brick Partners, Inc. 2014 Omnibus Equity Incentive Plan

In connection with the consummation of the Transaction, the Company adopted the 2014 Equity Plan, as described below.

Purpose. The purpose of the 2014 Equity Plan is to provide a means for the Company and its affiliates to attract and retain key personnel and to provide a means whereby current and prospective directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of the Company’s Common Stock, thereby strengthening their commitment to the welfare of the Company and aligning their interests with those of the Company’s stockholders. The 2014 Equity Plan will terminate automatically on October 17, 2024. No awards will be granted under the 2014 Equity Plan after that date, but awards granted prior to that date may extend beyond that date.

Awards. Under the 2014 Equity Plan, awards of stock options, including both incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, other stock-based awards and performance compensation awards may be granted. The maximum number of shares of Common Stock that is authorized and reserved for issuance under the 2014 Equity Plan is 2,350,956, subject to adjustment for certain corporate events or changes in the Company’s capital structure.

Eligibility. In general, the Company’s employees, consultants and directors and those of the Company’s affiliates, as well as those reasonably expected to become the Company’s employees, consultants and directors, or those of the Company’s affiliates, are eligible for awards under the 2014 Equity Plan, provided that incentive stock options may be granted only to employees. A written agreement between the Company and each participant will evidence the terms of each award granted under the 2014 Equity Plan.

Shares Subject to the 2014 Equity Plan. The shares that may be issued pursuant to awards are shares of Common Stock and the maximum aggregate amount of Common Stock which may be issued upon exercise of all awards under the 2014 Equity Plan, including incentive stock options, may not exceed 2,350,956, subject to adjustment to reflect certain corporate transactions or changes in the Company’s capital structure. If any award under the 2014 Equity Plan expires or otherwise terminates, in whole or in part, without having been exercised in full, the Common Stock withheld from issuance under that award will become available for future issuance under the plan. If shares issued under the 2014 Equity Plan are reacquired by the Company pursuant to the terms of any forfeiture provision, those shares will become available for future awards under the plan. Awards that can only be settled in cash will not be treated as shares of Common Stock granted for purposes of the 2014 Equity Plan. The maximum amount that can be paid to any single participant in any one calendar year pursuant to a cash bonus award under the 2014 Equity Plan is $2,000,000.

Administration. The Compensation Committee administers the 2014 Equity Plan. Among other responsibilities, the Compensation Committee will select participants from among the eligible individuals, determine the number of shares of Common Stock that will be subject to each award and determine the terms and conditions of each award, including exercise price, methods of payment and vesting schedules. In general, the Board may amend, alter, suspend, discontinue, or terminate the 2014 Equity Plan or any portion thereof at any time.

Adjustments in Capitalization. In general, in the event of (i) any dividend or other distribution (whether in the form of cash, stock or other securities or property), stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other similar corporate transaction or event (including, without limitation, a “change in control” (as defined in the 2014 Equity Plan)) that affects the Common Stock or (ii) certain unusual or nonrecurring events (including, without limitation, a “change in control”), appropriate equitable adjustments or substitutions (as determined by the Compensation Committee) will be made to the various limits under, and the terms of, the 2014 Equity Plan and the awards granted thereunder, including the maximum number of shares of Common Stock reserved under the 2014 Equity Plan, the price or kind of other securities or other consideration subject to awards or any applicable performance measures (e.g., performance criteria), to the extent necessary to preserve the economic intent of the award. In addition, the Compensation Committee may cancel outstanding awards and cause participants to receive, in cash, stock, other securities or property, or a combination thereof, the value of the awards.

Change in Control. In the event of a “change in control,” the Compensation Committee may generally provide for one or more of the following: (i) that all options and stock appreciation rights subject to an award will become fully vested and immediately exercisable, (ii) that any restricted period imposed upon restricted awards will expire immediately and (iii) that participants will receive partial or full payment for outstanding performance awards.

Nontransferability. In general, each award granted under the 2014 Equity Plan may be exercisable only by a participant during the participant’s lifetime or, if permissible under applicable law, by the participant’s legal guardian or representative. Except in very limited circumstances, no award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us. However, the designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

No Rights as a Stockholder. In general, except as otherwise provided in the 2014 Equity Plan or any award agreement thereunder, no person who receives an award under the plan will be entitled to the privileges of a stockholder until the shares covered by such award have been issued or delivered to that person.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards for the Company’s NEOs as of December 31, 2017.

Option awards
Named Executive Officers	Number of Shares Underlying Unexercised Options Exercisable (#)(1)	Number of Shares Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($/Sh)	Option Expiration Date
James R. Brickman	300,000	200,000	$7.49	10/27/2024
Richard A. Costello	—	—	—	—
Jed Dolson	—	—	—	—
Summer Loveland	—	—	—	—

(1)
On October 27, 2014, Mr. Brickman was granted stock options to purchase 500,000 shares of Common Stock, which vest and become exercisable in five substantially equal installments on each of the first five anniversaries of the date of grant.

Option Exercises and Stock Vested

The following table provides information regarding the stock awards that vested in 2017.

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
Named Executive Officers	Number of Shares Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting ($/Sh)(1)	Value Realized on Vesting ($)(2)
James R. Brickman	—	—	107,760	1,079,204
Richard A. Costello	—	—	30,177	302,198
Jed Dolson	—	—	53,133	545,146
Summer Loveland	—	—	—	—

(1)
On January 2, 2017, Messrs. Brickman, Costello and Dolson were granted 32,085, 8,556 and 17,112 shares of fully vested Common Stock, respectively, to supplement current executive compensation and to maintain total compensation which is competitive within the industry in which the Company operates. On March 28, 2017, Messrs. Brickman, Costello and Dolson, were granted 75,675, 21,621, and 21,261 shares of fully vested Common Stock, respectively, in satisfaction of 50% of the 2016 annual bonuses. On November 8, 2017, Mr. Dolson was also granted 14,400 shares of fully vested Common Stock in satisfaction of 50% of the amount due to him in 2017 in respect of the cancellation of his Profits Interests.

(2)	Reflects the grant date fair value of the shares of Common Stock awarded to Messrs. Brickman, Costello and Dolson, as calculated in accordance with FASB ASC Topic 718.

Pension Benefits and Nonqualified Deferred Compensation

The Company does not provide defined benefit pension benefits or non-qualified deferred compensation.

Potential Payments Upon Termination of Employment or Change in Control

The Company’s NEOs are eligible for severance as set forth in their respective employment agreements and Mr. Brickman is entitled to accelerated vesting of his stock options under certain circumstances, in each case, as described in the following narrative and illustrated in the accompanying table below.

Brickman Employment Agreement

In the event that Mr. Brickman’s employment is terminated by the Company without Cause (as defined in the Brickman Employment Agreement) or Mr. Brickman resigns for Good Reason (as defined in the Brickman Employment Agreement), subject to Mr. Brickman’s execution of a release of claims in a form reasonably determined by the Company, the Company will provide Mr. Brickman with severance in an amount equal to two times (x) his base salary plus (y) his target bonus. Mr. Brickman will not be entitled to severance upon the expiration of the term of employment. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Brickman is subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (iii) perpetual confidentiality and non-disparagement covenants.

Costello Employment Agreement

In the event that Mr. Costello’s employment is terminated by the Company without Cause (as defined in the Costello Employment Agreement) or Mr. Costello resigns for Good Reason (as defined in the Costello Employment Agreement), subject to Mr. Costello’s execution of a release of claims in a form reasonably determined by the Company, the Company will provide Mr. Costello with severance in an amount equal to one and one half times the sum of (x) his base salary and (y) his annual bonus for the year preceding the year of termination. Mr. Costello will not be entitled to severance upon the expiration of the term of employment. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Costello is subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (iii) perpetual confidentiality and non-disparagement covenants.

Dolson Employment Agreement

In the event that Mr. Dolson’s employment is terminated by the Company without Cause (as defined in the Dolson Employment Agreement) or Mr. Dolson resigns for Good Reason (as defined in the Dolson Employment Agreement), subject to Mr. Dolson’s execution of a release of claims in a form reasonably determined by the Company, the Company will provide Mr. Dolson with severance in an amount equal to one and one half times the sum of (x) his base salary and (y) his annual bonus for the year preceding the year of termination. Mr. Dolson will not be entitled to severance upon the expiration of the term of employment. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Dolson is subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (iii) perpetual confidentiality and non-disparagement covenants.

Loveland Employment Agreement

In the event that Ms. Loveland’s employment is terminated by the Company without Cause (as defined in the Loveland Employment Agreement) or Ms. Loveland resigns for Good Reason (as defined in the Loveland Employment Agreement), subject to Ms. Loveland’s execution of a release of claims in a form reasonably determined by the Company, the Company will provide Ms. Loveland with severance in an amount equal to $300,000. The Company may require repayment of any profit-sharing compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Ms. Loveland is subject to a (i) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (ii) perpetual confidentiality and non-disparagement covenants.

James R. Brickman Stock Options

In the event that Mr. Brickman’s employment is terminated by the Company without Cause (as defined in the 2014 Equity Plan), any unvested portion of the stock option will vest and become exercisable as of the date of such termination.

Assuming a termination of employment occurred as of December 31, 2017, each of Messrs. Brickman, Costello and Dolson and Ms. Loveland would be entitled to receive the payment and benefits set forth in the following table.

	James R. Brickman	Richard A. Costello	Jed Dolson	Summer Loveland

Termination by the Company without Cause/Resignation by Executive for Good Reason
●  A cash severance payment equal to $5,600,000, calculated as two times (2x) the sum (i) base salary ($1,400,000) plus (ii) target bonus ($1,400,000).
●  Full acceleration of outstanding unvested stock options on a termination without Cause only.(1)
		● A cash severance payment equal to $1,200,000, calculated as one and one-half times (1.5x) the sum (i) base salary ($400,000) plus (ii) bonus for prior year ($400,000).	● A cash severance payment equal to $1,425,000, calculated as one and one-half times (1.5x) the sum (i) base salary ($550,000) plus (ii) bonus for prior year ($400,000).	● A cash severance payment equal to $300,000.

Termination by the Company for Cause/Resignation by Executive without Good Reason	Accrued Obligations only.	Accrued Obligations only.	Accrued Obligations only.	Accrued Obligations only.

Death/Disability	Accrued Obligations only.	Accrued Obligations only.	Accrued Obligations only.	Accrued Obligations only.

Expiration of Term	Accrued Obligations only.	Accrued Obligations only.	Accrued Obligations only.	Accrued Obligations only.

(1)
Based on the closing price per share of the Company’s Common Stock as of December 29, 2017, the last business day of the year, equal to $11.30, the acceleration of Mr. Brickman’s unvested stock options would be worth $762,000.

2017 PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Brickman, our Chief Executive Officer (our “CEO”):

For 2017, our last completed fiscal year:

• the median of the annual total compensation of all our employees (other than our CEO) was $103,042; and

• the annual total compensation of our CEO was $3,189,825.

Based on this information, for 2017, the ratio of the annual total compensation of Mr. Brickman, our CEO, to the median of the annual total compensation of all employees was 31 to 1.

We selected December 31, 2017 (the “determination date”), which is within the last three months of 2017, as the date upon which we would identify the “median employee.”

We identified the median employee by examining the total earnings, as reported on the Form W-2 for 2017, of each individual other than the CEO who was employed by us on the determination date. We included all employees, whether employed on a full-time, part-time or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to total Form W-2 earnings, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017. We believe the use of total Form W-2 earnings for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $103,042. These elements included the median employee’s base salary or wages, the annual bonus earned by the median employee with respect to the 2017 fiscal year, Company paid medical, dental and vision insurance, the Company’s health savings account contribution and the Company’s 401(k) matching contributions.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of our Compensation Committee. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or the
Compensation Committee.

DIRECTOR COMPENSATION INFORMATION

For 2017, members of the Board received compensation in the forms of annual cash retainers and meetings fees as set forth in the following table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David Einhorn	50,000	—	50,000
James R. Brickman (2)	—	—	—
Elizabeth K. Blake	30,136	147,836	177,972
Harry Brandler	50,000	—	50,000
John R. Farris	68,818	103,484	172,302
Kathleen Olsen	81,310	68,983	150,293
Richard S. Press	90,726	68,983	159,709

(1)
On May 24, 2017, the Company awarded restricted shares of Common Stock to certain directors pursuant to the 2014 Equity Plan. The restricted stock awards become fully vested on the earlier to occur of (i) the first anniversary of the grant date, or (ii) the date of the Company’s 2018 Annual Meeting of Stockholders. The grant date fair value of the restricted stock awards is included in the table in accordance with FASB ASC Topic 718.

(2)	As an employee of the Company, Mr. Brickman does not receive any additional compensation for his service as a director.

In connection with the completion of the Transaction, the Company instituted a new compensation program for its directors, pursuant to which directors who are also full-time officers or employees of the Company receive no additional compensation for serving as directors. For 2016, all non-employee directors received an annual retainer payable in cash equal to $50,000. In addition, other than Mr. Einhorn and Mr. Brandler, each non-employee director received restricted shares of Common Stock with an aggregate grant date value equal to $50,000, which vested on the first anniversary of the grant date, subject to the director’s continued service, or, if earlier, upon such director’s death. In addition, the Chairman of the Audit Committee received an additional annual retainer equal to $10,000, which was payable in cash. Mr. Brickman does not receive any additional compensation for his service as a director. In 2015, the Company’s director compensation program was modified to permit the directors to elect to receive all or a portion of their cash retainer fees in shares of restricted Common Stock in lieu of cash. To the extent a director elects to receive shares of restricted Common Stock in lieu of cash, such restricted stock will vest on the earlier of the first anniversary of the grant date or the date of the Company’s next Annual Meeting of Stockholders following the grant date, provided that the director is then serving on the Board.

In October 2016, the Board increased the annual retainer for independent directors to $140,000 and increased the annual retainers for the chairs of the Audit Committee, Compensation Committee and the Governance and Nominating Committee to $20,000, $10,000 and $10,000, respectively. The increases became effective as of October 18, 2016, with additional retainer fees for the period from October 18, 2016 through the date of a director’s reelection at the 2017 annual meeting of stockholders to be paid in cash. For periods commencing on or after the 2017 annual meeting of stockholders, the general retainer  was allocated 50% to cash and 50% to shares of restricted Common Stock (with each independent director having the option to elect all or a portion of such cash compensation to be in the form of shares of restricted Common Stock) and the committee chair retainers were payable in cash (with each independent director having the option to elect all or a portion of such cash compensation to be in the form of shares of restricted Common Stock).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership of our securities with the SEC and the NASDAQ. Based on our records and written representations from reporting persons, we believe that all reports for directors and executive officers that were required to be filed were filed in 2017 on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Common Stock that may be issued as of December 31, 2017 under the2014 Equity Plan, which is our only existing equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	1,956,979
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	1,956,979

REVIEW AND APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Company has adopted a written policy for the review, approval and ratification of transactions with related persons. The policy covers related party transactions between us and any of our senior managers and directors or their respective affiliates, director nominees, 5% or greater security holders or family members of any of the foregoing. Related party transactions covered by this policy are reviewed by our Governance and Nominating Committee to determine whether the transaction is in our best interests and the best interests of our stockholders. As a result, approval of related party business will be denied if, among other factors, it is determined that the proposed transaction is not fair and reasonable and on terms no less favorable to Green Brick than could be obtained in a comparable arms-length transaction with an unrelated third party.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2017, the Company had related party transactions through the normal course of business. These transactions include the following:

In 2012, we formed Centre Living Homes, LLC (“Centre Living”), a builder that focuses on a limited number of homes and luxury townhomes each year in the Dallas, Texas market. Trevor Brickman, the son of Green Brick’s Chief Executive Officer, is the President of Centre Living. Effective as of January 1, 2015, Centre Living’s operating agreement was amended and restated to the same general terms as with our other builders, such that Green Brick’s ownership interest in Centre Living is 50% and Trevor Brickman’s ownership interest is 50% for future operations beginning January 1, 2015. Subsequent to this amendment, Green Brick has 51% voting control over the operations of Centre Living. In June 2016, the Company sold one developed lot to Trevor Brickman for $0.4 million, of which $0.3 million was included in the cost of land and lots. In September 2016, Trevor Brickman entered into an agreement with Centre Living to construct a home on the developed lot. In accordance with the Company’s employee discount policy, the contract price resulted in a margin of approximately 13%. The home was completed in 2017 and the Company incurred $0.6 million in costs to construct the home. During 2017, compensation paid to Trevor Brickman totaled approximately $160,000.

In September 2015, the Company purchased 11 lots from an entity affiliated with the president of The Providence Group of Georgia L.L.C. (“TPG”), one of its controlled builders. The lots are part of a 19-home community, The Parc at Cogburn in Atlanta. The total paid for the lots in 2015 was $1.8 million. Under the option agreement in place, the Company purchased $0.3 million in lots during the year ended December 31, 2016. The Company purchased $1.0 million in lots during the six months ended June 30, 2017. The Company purchased all 19 lots as of June 30, 2017.

During March 2016, the Company purchased undeveloped land for an eventual 83 lot community, Academy Street in Atlanta. Simultaneously, the Company entered into a partnership agreement with an entity affiliated with the president of TPG to develop the community for sale of the lots to TPG under GRBK Academy LLC. Contributions and profits are 80% for the Company and 20% for the affiliated entity. The total capital contributions paid during the year ended December 31, 2017 were $0.5 million, of which $0.4 million was paid by the Company.

During March 2016, the Company purchased undeveloped land for an eventual 73 unit townhome community, Suwanee Station in Atlanta. Simultaneously, the Company entered into a partnership agreement with an entity affiliated with the president of TPG to develop the community for sale of the lots to TPG under GRBK Suwanee Station LLC. Contributions and profits are 50% for the Company and 50% for the affiliated entity. Total capital contributions are estimated at $3.4 million, of which 50% will be contributed by the Company. The total contributions paid in 2016 were $1.8 million, of which $0.9 million was paid by the Company. The total contributions paid during the year ended December 31, 2017 were $0.7 million, of which $0.4 million was paid by the Company.

In June 2016, the Company purchased 14 lots from an entity affiliated with the president of TPG. The lots are part of a 40-unit townhome community, Dunwoody Towneship. No deposits were paid by the Company related to these lots. The total paid for the 14 lots in 2016 was $1.8 million. The Company purchased the remaining 26 lots during the year ended December 31, 2017 for $3.3 million.

In February 2017, Richard A. Costello paid a $110,000 deposit to Centre Living for the purchase of a townhome. During the fourth quarter of 2017, Mr. Costello closed on the townhome for approximately $495,000. In accordance with the Company’s employee discount policy, the contract price resulted in a margin of approximately 13%.

In February 2017, Jed Dolson paid a $110,000 deposit to Centre Living for the purchase of a townhome. During the fourth quarter of 2017, as allowed for in the Company’s employee discount policy, Mr. Dolson assigned his rights to purchase the townhome to his sister-in-law. The townhome was sold in the fourth quarter of 2017 for approximately $472,000. In accordance with the Company’s employee discount policy, the contract price resulted in a margin of approximately 13%.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

In order for an item of business or a nomination for election of a director proposed by a stockholder to be considered properly brought before the annual meeting of stockholders as an agenda item, our Bylaws require that the stockholder give written notice to our Secretary at 2805 Dallas Parkway, Suite 400, Plano, TX 75093. The notice must specify certain information concerning the stockholder and the item of business or the nominee, as the case may be, proposed to be brought before the meeting. The notice must be received by our Secretary not less than 90 nor more than 120 calendar days before the first anniversary of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary, notice by the stockholder must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Accordingly, assuming the date of the 2019 annual meeting of stockholders is between April 23, 2019 and July 22, 2019, proper notice of a stockholder proposal or nomination must be received by us no earlier than January 23, 2019 and no later than the close of business on February 22, 2019.

Proposals intended to be included in the Company’s proxy materials for the 2019 annual meeting of stockholders must be received by the Company’s Secretary at 2805 Dallas Parkway, Suite 400, Plano, TX 75093, on or before December 27, 2018. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

2017 FORM 10-K

Our 2017 Form 10-K, including financial statements for the year ended December 31, 2017, is available on the Internet at www.greenbrickpartners.com. Stockholders who wish to obtain a paper copy of our 2017 Form 10-K may do so without charge by writing to Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093, Attention: Investor Relations.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Green Brick.

Richard A. Costello
Chief Financial Officer, Treasurer and Secretary

Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400
Plano, TX 75093
Dated: April 26, 2018

GREEN BRICK PARTNERS, INC.

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS

P O BOX 1342

Brentwood, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 22, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 22, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	☐	☐	☐
1.	Election of Directors

Nominees

01	Elizabeth K. Blake	02	Harry Brandler	03	James R. Brickman	04	David Einhorn	05	John R. Farris
06	Kathleen Olsen	07	Richard S. Press

The Board of Directors recommends you vote FOR proposal 2.		For	Against	Abstain

2	To ratify the appointment of RSM US LLP as the Independent Registered Public Accounting Firm of the Company to serve for the 2018 fiscal year.	☐	☐	☐

NOTE: Any other matters that may come before the meeting or any adjournments thereof will be voted in the best judgment of the proxies.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice, Proxy Statement are available at www.proxyvote.com

GREEN BRICK PARTNERS, INC.

Annual Meeting of Stockholders
May 23, 2018 at 10:00 A.M. Central Time
This proxy is solicited by the Board of Directors.

The Stockholder(s) hereby appoints James R. Brickman and Richard A. Costello, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GREEN BRICK PARTNERS, INC. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., CDT on May 23, 2018, at the Corporate Offices of Green Brick Partners, Inc. at 2805 Dallas Parkway, Suite 400, Plano, TX 75093, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and will be voted in the best judgment of the proxies on any other matters that may come before the meeting or any adjournments thereof.

Continued and to be signed on reverse side